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                        METROPOLITAN SERIES FUND, INC.
                     CLASS B, CLASS D, CLASS E AND CLASS F
                    FORM OF DISTRIBUTION AND SERVICES PLAN

   This Plan (the "Plan") constitutes the Distribution and Services Plan relating to Class B, Class D, Class E and Class F shares (each, a Class) of each series (each a "Portfolio") of the Metropolitan Series Fund, Inc., (the "Fund") listed on Schedule A attached hereto.

   Section 1. The Fund, on behalf of each Portfolio, may pay to Metropolitan Life Insurance Company, a New York corporation which acts as the Principal Distributor of the Portfolio's shares, or such other entity as shall from time to time act as the Principal Distributor of the Portfolios' shares (the "Distributor"), a fee (the "Service Fee") at an annual rate not to exceed .25% of such Portfolios' average daily net assets attributable to the Class B, Class D, Class E and Class F shares. Subject to such limit and subject to the provisions of Section 9 hereof, the Service Fee with respect to each Class shall be as approved from time to time by (a) the Directors of the Fund and
(b) the Independent Directors of the Fund. The Service Fee shall be accrued daily and paid monthly or at such other intervals as the Directors shall determine. If at any time this Plan shall not be in effect with respect to all Class B, Class D, Class E and Class F shares of all Portfolios, the Service Fee shall be computed on the basis of the net assets of the Class B, Class D, Class E and Class F shares of those Portfolios for which the Plan is in effect.

   The Distributor may pay all or any portion of the Service Fee in respect of a Class of any Portfolio to securities dealers or other organizations (including, but not limited to, any affiliate of the Distributor) as service fees pursuant to agreements with such organizations for providing personal services to investors in such Class and/or the maintenance of shareholder accounts, and may retain all or any portion of the Service Fee in respect of such Class as compensation for providing personal services to investors in such Class and/or the maintenance of shareholder accounts. All payments under this
Section 1 are intended to qualify as "service fees" as defined in Rule 2830 of the NASD Conduct Rules (the "NASD Rule").

   Section 2. In addition to the Service Fee, the Fund, on behalf of each Portfolio, may pay to the Distributor a fee (the "Distribution Fee" and together with the Service Fee, the "Fees") at an annual rate of up to 0.25% of the Portfolio's average daily net assets attributable to the Class B, Class D, Class E and Class F shares in consideration of the services rendered in connection with the sale of such shares by the Distributor. Subject to such restriction and subject to the provisions of Section 9 hereof, the Distribution Fee with respect to each Class shall be as approved from time to time by
(a) the Directors of the Fund and (b) the Independent Directors of the Fund. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Directors shall determine. If at any time this Plan shall not be in effect with respect to all Class B, Class D, Class E and Class F shares of all Portfolios, the Distribution Fee shall be computed on the basis of the net assets of the Class B, Class D, Class E and Class F shares of those Portfolios for which the Plan is in effect.

   The Distributor may pay all or any portion of the Distribution Fee in respect of a Class of any Portfolio to securities dealers or other organizations (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges or other compensation with respect to the sale of shares of such Class, and may retain all or any portion of the Distribution Fee in respect

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of such Class as compensation for the Distributor's services as principal underwriter of the shares of such Class. All payments under this Section 2 are intended to qualify as "asset-based sales charges" as defined in the NASD Rule.

   Section 3. The Fees payable with respect to a particular Class of a Portfolio may not be used to subsidize the distribution of shares of, or provision of shareholder services to, any other Class of any Portfolio. Subject to the foregoing sentence, some or all of the Distribution Fee paid to the Distributor may be spent on any activities or expenses primarily intended to result in the sale of Class B, Class D, Class E and Class F shares, including but not limited to the following:

   (a) compensation to and expenses of employees of the Distributor, including overhead and telephone expenses, who engage in the distribution of a Class of shares;

   (b) printing and mailing of prospectuses, statements of additional information and reports for prospective purchasers of variable annuity or variable life insurance contracts ("Variable Contracts") investing indirectly in a Class of shares of the Fund;

   (c) compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Variable Contracts;

   (d) expenses relating to the development, preparation, printing and mailing of Fund advertisements, sales literature and other promotional materials describing and/or relating to the Fund;

   (e) expenses of holding seminars and sales meetings designed to promote the distribution of a Class of shares;

   (f) expenses of obtaining information and providing explanations to Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund and its Portfolios and Classes, including the performance of the Portfolio;

   (g) expenses of training sales personnel regarding the Fund; and

   (h) expenses of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Fund.

   Section 4. This Plan shall not take effect until it has been approved by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both (a) the Directors of the Fund, and (b) the Independent Directors of the Fund cast in person at a meeting called for the purpose of voting on this Plan.

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   Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4.

   Section 6. Any person authorized to direct the disposition of monies paid or payable by shares of any Class pursuant to this Plan or any related agreement shall provide to the Directors of the Fund, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

   Section 7. This Plan may be terminated at any time with respect to the shares of any Class of any Portfolio by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities representing such Class.

   Section 8. All agreements with any person relating to implementation of this Plan with respect to shares of any Class of any Portfolio shall be in writing, and any agreement related to this Plan with respect to any such Class of shares shall provide:

   (a) that such agreement shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4;

   (b) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities representing such Class, or by any other party to the agreement, on not more than 60 days' written notice to any other party to the agreement; and

   (c) that such agreement shall terminate automatically in the event of its assignment.

   Section 9. This Plan may not be amended to increase materially the amount of Fees permitted to be paid by a Class of any Portfolio pursuant to Section 1 or
Section 2 hereof without approval by a vote of at least a majority of the outstanding voting securities representing such Class, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4.

   Section 10. While this Plan is in effect, the selection and nomination of the Independent Directors will be committed to the discretion of the Independent Directors.

   Section 11. As used in this Plan, (a) an "Independent Director" shall mean each Director of the Fund who is not an interested persons of the Fund, and who has no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions or interpretations as may be granted or issued by the Securities and Exchange Commission.

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HISTORY:
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   Adopted as of May 1, 2003
   Revised November 3, 2004 to update Portfolios in Schedule A
   Revised May 1, 2005 to update Portfolios in Schedule A
   Revised May 1, 2006 to add Class D and Class F shares

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                                  SCHEDULE A

BlackRock Money Market Portfolio

Western Asset Management Strategic Bond Opportunities Portfolio

Western Asset Management U.S. Government Portfolio

BlackRock Bond Income Portfolio

MFS Total Return Portfolio

BlackRock Legacy Large Cap Growth Portfolio

Capital Guardian U.S. Equity Portfolio

Davis Venture Value Portfolio

FI Value Leaders Portfolio

Harris Oakmark Focused Value Portfolio

Jennison Growth Portfolio

Loomis Sayles Small Cap Portfolio

Zenith Equity Portfolio

MetLife Conservative Allocation Portfolio

MetLife Conservative to Moderate Allocation Portfolio

MetLife Moderate Allocation Portfolio

MetLife Moderate to Aggressive Allocation Portfolio

MetLife Aggressive Allocation Portfolio

FI Large Cap Portfolio

Western Asset Management High Yield Bond Portfolio